UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-115562

PROSPECTUS

The Electric Network.com, Inc.
A Delaware Corporation

8,713,000 Shares of Common Stock of The Electric Network.com, Inc.

_________________________________

July 1, 2004

This prospectus relates to 8,713,000 shares of common stock of The Electric Network.com, Inc., a Delaware corporation. Of these shares, 8,213,000 may be resold by the selling shareholders named in this prospectus while the balance of up to 500,000 shares may be sold directly by The Electric Network.com.

The 8,213,000 shares that may be resold by the selling shareholders were acquired by the selling shareholders directly from our company in private offerings that were exempt from the registration requirements of the Securities
Act of 1933, as amended (the "Securities Act"). We have been advised by the selling shareholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling shareholders will sell their shares of our common stock at a price of $0.25 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

8,713,000 Shares Offered	Price Per Share	Total
8,213,000 Shares offered by selling shareholders	$0.25	$2,053,250
500,000 Offered by The Electric Network.com, Inc.	$0.25	125,000
Underwriting discounts and commissions		$0
Total		$2,178,250

We propose to sell the 500,000 shares of common stock to be sold by our company for $0.25 per share on a ‘best efforts' basis, with no minimum purchase requirement.

There is no arrangement to place the proceeds from this offering in an escrow, trust or similar account. Delaware law does not require that funds raised pursuant to the sale of securities be placed into an escrow account. Any funds raised from this offering will be immediately available to our company, The Electric Network.com, Inc., for its use.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling shareholders but we will receive the proceeds from any sale of shares of common stock made directly by our company. We will pay all of the costs relating to the registration of all of these shares.

In connection with any sales of the common stock, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. Neither our company nor any of the selling shareholders may sell these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.

The date of this prospectus is July 1, 2004.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

Page Number

PROSPECTUS SUMMARY	7

RISK FACTORS	8

Our company is in the early development stage. The fact that we have not generated revenues since our incorporation raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors' opinion given in connection with our audited financial statements for the year ended December 31, 2003	8

There is currently no public market for shares of our common stock, which will make it difficult for you to sell your shares. If you cannot sell your shares, you may lose all of your investment.	9

Our directors and officers are engaged in other full-time business activities and they may not devote sufficient time to our business, which could have an adverse effect on our ability to commence or conduct operations and generate revenues.	9

Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.	9

We will rely on third parties to ensure that our website and our software are operating properly. If our website or our software fail to operate properly and these third parties fail to perform as expected, our website will not operate as intended and our business will be adversely affected.	9

Competition is strong in the market for online exchanges of goods and services. If we cannot compete in this market, our ability to earn revenues will be limited and our business may fail.	10

If we are unable to protect our intellectual property, our efforts to create and thereafter to increase public recognition of our brand may be impaired.	10

Government regulation of the Internet could have adverse impacts on our proposed business.	11

We may be required to expend resources defending our reputation or assets from liability for claims arising from users listing for sale items that it is unlawful to list.	11

Fraudulent Activities by persons using our website could harm our reputation and our business.	11

We depend on the continued growth of online commerce.	11

Because we can issue additional common shares, and there is a substantial likelihood that we will do so in order to finance the completion of our website, our marketing and our monthly operations requirements, purchasers of our common stock may suffer immediate dilution of their interest in our company.	11

Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.	12

Trading of our common stock may be restricted by the Securities and Exchange Commission's penny stock regulations, which may limit the development of a liquid public market for our common stock and may limit a shareholder's ability to buy and sell our common stock.	12

FORWARD LOOKING STATEMENTS	12

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	13

THE OFFERING	13

PROSPECTUS SUMMARY AND RISK FACTORS

Our Company

We were incorporated in Nevada on February 3, 1999. Effective March 31, 2004, we changed our state of domicile to Delaware. Our change of domicile was effected through the merger of The Electric Network.com, Inc., a Nevada corporation, with and into The Electric Network.com, Inc., a Delaware corporation which, prior to the merger, was a wholly-owned subsidiary of the Nevada corporation. The Delaware corporation was the surviving corporation in this merger. Our principal executive office is located at Suite 1400-1500 West Georgia Street, Vancouver, British Columbia, Canada V6G 2Z6. The telephone number of our principal executive office is (604) 684-3027.

We are a development stage business that has not yet commenced operations. We have not had any revenues, we have not yet commenced our proposed principal operations and we have few assets. We do not expect to commence our proposed principal activities or produce revenues from operations until July 2004, at the earliest.

Since the date of our incorporation we have not made any significant purchases or sales of assets, nor have we been involved in any mergers, acquisitions or consolidations other than the merger described above that we effected on March 31, 2004, in order to change our state of domicile from Nevada to Delaware.

We are in the process of establishing ourselves as an Internet marketplace, where consumers and entrepreneurs within a specific geographic area – initially Vancouver, British Columbia - can meet to buy, sell or exchange almost anything with a perceived value that can be sold over the Internet.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements for the years ended December 31, 2003, and December 31, 2002, and our unaudited financial statements for the three months ending March 31, 2004, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis or Plan of Operation" beginning on page 30 of this prospectus.

	For three months ended March 31, 2004	For year ended December 31, 2003	For year ended December 31, 2002
Revenue	Nil	Nil	Nil
Net Loss for the Period	$(27,495)	$(109,250)	$(43,142)
Loss Per Share - basic and diluted	--	$(0.01)	--
	As at March 31, 2004	As at December 31, 2003	As at December 31, 2002
Working Capital (Deficiency)	$(12,802)	$8,026	$(6,054)
Total Assets	49,748	$32,281	$8,378
Total Number of Issued Shares of Common Stock	18,803,000	18,803,000	10,600,000
Total Shareholders' Equity (Deficit)	$(12,802)	$8,026	$(6,054)
Accumulated Deficit	$(200,899)	$(173,404)	$(64,154)

We have not begun operations and are currently without revenue. Our company has no employees at the present time and our two officers and directors offer their services to our company on a part time consulting basis. We anticipate that we will operate in a deficit position and continue to sustain net losses for the foreseeable future.

The Offering

This prospectus relates to 8,713,000 shares of common stock of The Electric Network.com, Inc., a Delaware corporation. Of these shares, 8,213,000 may be resold by the selling shareholders named in this prospectus while the balance of up to 500,000 shares may be sold directly by The Electric Network.com.

The 8,213,000 shares that may be resold by the selling shareholders were acquired by the selling shareholders directly from us in private offerings that were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). We have been advised by the selling shareholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling shareholders will sell their shares of our common stock at a price of $0.25 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

8,713,000 Shares Offered	Price Per Share	Total
8,213,000 Shares offered by selling shareholders	$0.25	$2,053,250
500,000 Offered by The Electric Network.com, Inc.	$0.25	125,000
Underwriting discounts and commissions		$0
Total		$2,178,250

None of our officers or directors own any of the shares being offered.

There is currently no public market for the common shares of our company, as it is presently not traded on any market or securities exchange.

Number of Shares Outstanding

There were 18,803,000 shares of our common stock issued and outstanding as at June 2, 2004.

Estimated Use of Proceeds

We will not receive any of the proceeds from the sale of those shares of common stock being offered for sale by the selling shareholders but we will receive the proceeds from any sale of shares of common stock made directly by our company. We will incur all costs associated with the registration of the shares and this prospectus.

RISK FACTORS

An investment in our common stock is highly speculative and involves a number of very significant risks. You should not invest in our company unless you can afford to lose your entire investment. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks, in addition to other risks not presently known to us. You could lose all or part of your investment due to any of these risks.

Our company is in the early development stage. The fact that we have not generated revenues since our incorporation raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors' opinion given in connection with our audited financial statements for the year ended December 31, 2003.

Our company is in the early development stage. We have not generated any revenues since we were incorporated on February 3, 1999. We incurred a loss of $27,495 for the three month period ended March 31, 2004 and we have an accumulated deficit of $200,899 from the date of our incorporation on February 3, 1999 through the period ending March 31, 2004. We do not anticipate that we will begin generating revenues until July, 2004, at the earliest and we anticipate that we will operate in a deficit position for the foreseeable future. We will require additional financing in order to fund our marketing efforts and our monthly overhead. To date, our primary source of funds has been the sale of our common stock but there can be no assurance that we will be able to raise additional working capital through the sale of our common stock or through any other means. If we cannot raise the working capital required for the development of our business, our business will fail. These circumstances raise substantial doubt about our ability to continue as a going concern as expressed in an explanatory note that forms part of our independent auditors' report on our financial statements for the year ending December 31, 2003.

There is currently no public market for shares of our common stock, which will make it difficult for you to sell your shares. If you cannot sell your shares, you may lose all of your investment.

There is no public market for our common stock and we can give no assurance that one will develop or be sustained. Although we plan to apply to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board, we cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will develop. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then you may not be able to resell your shares of our common stock and you may lose all of your investment.

Even if a significant market for our common shares should develop, the market price for our common shares may be significantly affected by our current lack of an operating business and, if and after we commence operations, our financial and operations results from time-to-time. Further, equity markets in general and the OTC Bulletin Board in particular can experience extreme volatility that can affect the market price of equity securities in ways that are often unrelated or disproportionate to the operating performance of the issuer companies. You should not invest in our company unless you are prepared to hold onto your securities for a significant period of time.

Our directors and officers are engaged in other full-time business activities and they may not devote sufficient time to our business, which could have an adverse effect on our ability to commence or conduct operations and generate revenues.

Our directors and officers are involved in other business activities. Brad W. Rudover, our President, Chief Executive Officer and one of our directors is employed full time by his own computer consulting business and J. David Brow, our Treasurer, Chief Financial Officer, Corporate Secretary and one of our directors is employed full time as a Regional Manager for Symantec Corporation. As a result, our directors and officers may not be able to devote sufficient time to our business affairs, which may negatively affect our ability to complete our website, market our proposed business and conduct both our current and our proposed operations.

Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.

Our officers and directors and their affiliates, in the aggregate, beneficially own 45.21% of the issued and outstanding shares of our common stock. As a result, they have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control the company, investors will not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

We will rely on third parties to ensure that our website and our software are operating properly. If our website or our software fail to operate properly and these third parties fail to perform as expected, our website will not operate as intended and our business will be adversely affected.

We rely on contractors to correct errors in our software and make changes to our auction website in a timely manner. These contractors may be unable or unwilling to correct problems with our software or website in a timely manner.

If we experience technical problems with our software or our website, or if we lose our connection to the Internet, and these problems are not corrected immediately, our service could be adversely affected. We have already experienced periodic system interruptions and we believe that these will continue to occur from time to time. These outages have stemmed from a variety of causes, including third-party hardware and software problems and human error. If our users become frustrated with our level of service, they may switch to a competitor's service. If any of these events occur, our business could be adversely affected.

In addition, we may add new features and functionality to our services that may result in the need to develop or license additional technologies. If we are unable to add additional software and/or hardware or upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume, our business could suffer adverse consequences including unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience on its service and delays in reporting accurate financial information. These consequences could harm or limit our ability to expand our business.

Competition is strong in the market for online exchanges of goods and services. If we cannot compete in this market, our ability to earn revenues will be limited and our business may fail.

The market for online exchanges of goods and services is highly competitive and consists of a number of established companies. We will have to compete for Internet users that currently are familiar with more established online auction sites, such as eBay, uBid.com, Yahoo! Auctions, Winebid.com, Golfclubexchange.com, Monster.com and others who have more financial resources, operating experience and brand awareness among Internet users than we have. This industry is also highly fragmented, and is subject to rapidly changing consumer demands and preferences.

The online auction industry requires that a marketer recognize trends and adequately provide services to meet such trends. To compete effectively, our services will have to be competitive in terms of quality, price, service, style, and with respect to branded product lines, consumer recognition. We believe that our success depends in large part upon our ability to anticipate, gauge and respond to changing consumer demands in a timely manner, generating brand awareness. If we do not generate sufficient brand awareness, or if we cannot anticipate, gauge and respond to consumer demands, we will not be able to compete in this industry and our ability to earn revenues will be harmed.

In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by our company to modify or adapt our services or infrastructure. If we cannot raise the money required to effect these changes, we will not be able to compete with other businesses engaged in the Internet auction business that are able to effect these changes.

If we are unable to protect our intellectual property, our efforts to create and thereafter to increase public recognition of our brand may be impaired.

We currently hold the Internet domain name "www.electricnetwork.com". The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and Canada, as well as in other foreign countries, is subject to change. As a result, we may be unable to acquire or maintain relevant domain names in all countries where we intend to do business. This could impair our efforts to build brand recognition and increase traffic to our website. In addition, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our domain name.

We have applied for trademark registration with the United States Patent and Trademark Office of the mark "The Electricnetwork.com" for use in conjunction with our website. Our application for trademark registration has been granted, and the issuance of the trademark is pending. We have not applied for similar trademark registration in Canada or in any other country. If we cannot protect our trademark in Canada or in other countries where we propose to do business, we would either need to expend resources to defend that use, or identify another name to use, and change our domain name and other materials to conform to that new name. In such an event, our efforts to build brand awareness and attract traffic to our website would be adversely affected.

Government regulation of the Internet could have adverse impacts on our proposed business.

The applicability to the Internet of existing laws governing taxation of products and services sold over the Internet, the protection of intellectual property, user privacy, pricing, content, distribution, antitrust and the quality of products and services is rapidly evolving. The application of these laws to the Internet and the adoption of new laws or regulations pertaining to these matters could reduce the rate of growth of the Internet. If these regulations make the operation of a website such as ours more expensive than we anticipate, or more unwieldy than potential bidders and sellers are willing to tolerate, then these regulations could potentially decrease the usage of our website and could otherwise harm our business.

We may be required to expend resources defending our reputation or assets from liability for claims arising from users listing for sale items that it is unlawful to list.

Laws relating to the liability of providers of online services for the activities of their users on their service is currently unsettled. We are aware that certain goods, such as firearms, other weapons, adult material, tobacco products, alcohol and other goods that may be subject to regulation by local, state or federal authorities, may be listed and traded on our website. We may be unable to prevent the sale of unlawful goods, or the sale of goods in an unlawful manner, by users of our website and we may be subject to civil or criminal liability for unlawful activities carried out by users through its service. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods could harm our business.

Fraudulent activities by persons using our website could harm our reputation and our business.

Our success will depend largely upon sellers reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. We will not take responsibility for delivery of payment or goods to any buyer or seller but we anticipate that we may receive communications from users who did not receive the purchase price or the goods that were to have been exchanged. While we are able suspend the accounts of users who fail to fulfil their obligations to other users, we will not have the ability to otherwise require users to make payments or deliver goods. We may also periodically receive complaints from buyers as to the quality of the goods purchased. Any negative publicity generated as a result of fraudulent or deceptive conduct by users of our website could damage our reputation and diminish the value of our brand. We may in the future receive additional requests from users requesting reimbursement or threatening legal action against us if no reimbursement is made. Any resulting litigation could be costly for our company, divert management attention, result in increased costs of doing business, lead to adverse judgments or could otherwise harm our reputation and our business.

We depend on the continued growth of online commerce.

The business of selling goods over the Internet, particularly through online trading, is dynamic and relatively new. Acceptance of and growth in use of the Internet as a medium for consumer commerce may not continue. Concerns about fraud, privacy, and other problems may discourage additional consumers from adopting the Internet as a medium of commerce. In particular, our website will require users to make publicly available personal information that some potential users may be unwilling to provide. These concerns may increase if and as additional publicity over privacy issues over the Internet increases. Market acceptance for recently introduced services and products over the Internet is highly uncertain, and there are few proven services and products. In order to build and continuously expand our user base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods. If these consumers prove to be less active than we anticipate, and we are unable to establish efficiencies in our operating costs, including our cost of acquiring and retaining customers, our business could be adversely impacted.

Because we can issue additional common shares, and there is a substantial likelihood that we will do so in order to finance the completion of our website, our marketing and our monthly operations requirements, purchasers of our common stock may suffer immediate dilution of their interest in our company.

The most likely source of future funds presently available to us is through the sale of equity. Any sale of our shares will result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardising our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business and explore our properties, which might result in the loss of some or all of your investment in our common stock.

Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.

One of our directors and officers is a resident of Canada, and all or a substantial portion of our assets and those of our President are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our company, our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Trading of our common stock may be restricted by the Securities and Exchange Commission's penny stock regulations, which may limit the development of a liquid public market for our common stock and may limit a shareholder's ability to buy and sell our common stock.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", or "potential" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" beginning at page 6 that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus because the safe harbor does not apply to forward-looking statements made in connection with an initial public offering.

As used in this prospectus, the terms "we", "us" and "our" mean The Electric Network.com, Inc. unless otherwise indicated.

All references to currency or dollar amounts refer to U.S. dollars unless otherwise specified. Because our business in located in Canada, some of our accounts are rendered in Canadian currency and, where this is so we have converted to U.S. currency at an arbitrary rate of $1 Cdn being equal to $0.7164 US (being the exchange rate in effect on May 13, 2004 as reported by Bloomberg.com).

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus relates to 8,713,000 shares of our common stock. Of these shares, 8,213,000 may be resold by the selling shareholders named in this prospectus while the balance of up to 500,000 shares may be sold directly by our company.

The 8,213,000 shares that may be resold by the selling shareholders were acquired by the selling shareholders directly from us in private offerings that were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). We have been advised by the selling shareholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling shareholders will sell their shares of our common stock at a price of $0.25 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

8,713,000 Shares Offered	Price Per Share	Total
8,213,000 Shares offered by selling shareholders	$0.25	$2,053,250
500,000 Offered by The Electric Network.com, Inc.	$0.25	125,000
Underwriting discounts and commissions		$0
Total		$2,178,250

USE OF PROCEEDS

The 8,213,000 shares of common stock offered by the selling shareholders are being registered for the account of the selling shareholders named in this prospectus. As a result, all proceeds from sales of these shares of our common stock will go to the respective selling shareholders. We will not receive any proceeds from the resale by the selling shareholders of their shares of our common stock. We intend to raise up to $125,000 from the sale of the 500,000 shares of our common stock that we propose to sell directly at $0.25 per share. This offering is made on a best efforts basis and there is no minimum. We have no intention to return to any investor any proceeds from the sale of any of these 500,000 shares if the maximum amount is not raised.

We raised gross proceeds of $50,750 from the sale of 203,000 shares of our common stock in December, 2003. As at March 31, 2004, we had $9,748 in cash. We anticipate that the costs of this offering will be approximately $20,000. We plan to use some portion of the proceeds from this offering to fund the costs of this offering, and we plan to use the balance of $105,000 to fund our company's Plan of Operations. One of the purposes of this offering is to create an equity market, which allows us to more easily raise capital, since a publicly traded company has more flexibility in its financing offerings than one that does not. The following table shows how our company intends to use the proceeds from this offering if all 500,000 of the shares are sold:

Costs of this Offering	$20,000
Accounting and Audit	$15,000
Overhead and Miscellaneous Administrative Expenses	$15,000
Advertising Expenses	$5,000
Consulting Expenses	$20,000
Development Expenses	$15,000
Legal Expenses	$20,000
Marketing Expenses	$5,000
Technology Expenses	$10,000
Total	$125,000

The above expenditures are further detailed as follows:

Costs of this Offering:

This expenditure item refers to the costs and expenses payable by our company in connection with the issuance and distribution of the securities being registered hereunder and the preparation of this registration statement.

Accounting Expenses:

This expenditure item refers to the normal accounting and auditing costs associated with maintaining a reporting company in the United States, and includes the cost of our annual audit.

Overhead and Miscellaneous Administrative Expenses:

This expenditure item refers to the normal anticipated expenses that we will incur for rent, printing fees, registration fees, transfer agent fees and similar expenses, including small miscellaneous costs that have not otherwise been listed, such as bank service charges and sundry items.

Advertising Expenses:

This expenditure item refers to the cost of the online advertising campaign that we propose to conduct during the coming year.

Consulting Expenses:

This expenditure item refers to the cost of maintaining our consulting arrangement with the President of our company.

Development Expenses:

This expenditure item refers to the cost associated with testing and improving our website.

Legal Expenses:

This expenditure item refers to the normal legal costs associated with maintaining a reporting company, including the legal fees payable to our attorneys for their assistance in preparing and filing our periodic reports on Form 10-QSB and Form 10-KSB, in negotiating contracts on our behalf and in performing similar services on an as-needed basis. This expenditure item does not include any legal fees incurred for assistance from our attorneys in the preparation of this Form SB-2.

Marketing Expenses:

This expenditure item refers to the cost of the basic on-line marketing campaigns described in the section title "Plan of Operation" appearing on page 31 of this registration statement.

Technology Expenses:

This expenditure item includes the cost of purchasing the server on which we propose to host our website during the coming year, together with the costs of any required hardware, software and co-hosting during the year.

Website Hosting:

This expenditure item includes the payments that we make to the company that co-hosts our website.

There can be no assurance that we will raise the full $125,000 as anticipated. The following table shows a breakdown of how our management intends to use the proceeds of only twenty-five percent, fifty percent or seventy-five percent of the total offering is raised:

Expenditure Item	25%	50%	75%
Cost of Offering	$20,000	$20,000	$20,000
Accounting Expenses	$3,000	$8,000	$10,000
Overhead and Miscellaneous Administrative Expenses	$1,500	$5,000	$10,000
Advertising Expenses	$0	$2,500	$5,000
Consulting Expenses	$0	$2,500	$10,000
Development Expenses	$3,000	$7,000	$10,000
Legal Expenses	$3,000	$10,000	$15,000
Marketing Expenses	$0	$2,500	$5,000
Technology Expenses	$750	$5,000	$8,750
Total	$31,250	$62,500	$93,750

DETERMINATION OF OFFERING PRICE

Both our company and the selling shareholders will sell the shares of our common stock included in this offering at a fixed price of $0.25 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The price of $0.25 per share is based on the sales price of our common stock received by our company in our most recent private placement, which closed on December 30 and December 31, 2003, and this price per share does not have any relationship to any established criteria of value, such as book value or earnings per share.

Additionally, because we have no significant operating history and have not generated any revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business. Our common stock is not presently traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

The common stock to be sold by the selling shareholders consists of 8,213,000 shares of common stock that are currently issued and outstanding. Accordingly, sales of this common stock will not result in dilution to our existing shareholders. The additional 500,000 shares that we propose to sell directly will result in dilution of our current shareholders, as discussed below.

"Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets from the total assets of an entity. Dilution can occur if we determine the offering price based on factors other than those used in computing the book value of our common shares. Dilution will exist because the book value of shares held by existing stockholders is lower than the offering price offered to new investors.

We are offering 500,000 shares of our common stock for $0.25 per share through this offering. Over the past five years, some of our shareholders, including our officers and directors, have purchased shares of our common stock for $0.10, for $0.001 and for services in lieu of cash at a deemed value of $0.005. As at March 31, 2004, the net tangible book value of our company was $(0.00068) per share. If we are successful in selling all of the 500,000 shares that we are offering to sell in this offering, the pro-forma net tangible book value of our company would be $112,198, or approximately $0.00581 per share, which would represent an immediate increase of $0.00649 in net tangible book value per share and $0.24419 or 97.7% per share dilution to new investors, assuming that all of the shares are sold at the offering price of $0.25 per share.

Following is a table detailing dilution to investors if 25%, 50%, 75% or 100% of the offering of the 500,000 shares by our company is sold:

	25%	50%	75%	100%
Net Tangible Book Value Per Share Prior to Stock Sale	(.00068)	(.00068)	(.00068)	(.00068)
Net Tangible Book Value Per Share After Stock Sale	.00097	.00261	.00422	.00581
Increase in Net Book Value Per Share Due to Stock Sale	.00165	.00329	.0049	.00649

Immediate Dilution (subscription price of $0.25 less net tangible book value per share)	.24835	.24671	.2451	.24351

Assuming all of the 500,000 shares are sold, the following table illustrates the pro forma per share dilution:

Price to the public(1)
Net tangible book value per share before offering(2)
Increase attributable to purchase of stock by new investors(5)
Net tangible book value per share after offering(3) , (4)
Dilution to new investors (6)
Percent immediate dilution to new investors (7)	$0.25 $(0.00068) $0.00649 $0.00581 $0.24419 97.7%

(1)	Offering price per equivalent common share

(2)	The net tangible book value per share before the offering is determined by dividing the number of shares ofcommon stock outstanding into the net tangible book value of our company.

(3)	The net tangible book value after the offering is determined by adding the net tangible book value before the offering to the estimated proceeds to our company from the current offering.

(4)
The net tangible book value per share after the offering is determined by dividing the number of shares that will be outstanding after the offering into the net tangible book value after the offering as determined in Note 3,above.

(5)
The increase attributable to purchase of stock by new investors is derived by taking the net tangible book value per share after the offering and subtracting from it the net tangible book value per share before the offering.

(6)	The dilution to new investors is determined by subtracting the net tangible book value per share after the offering from the public offering price, giving a dilution value.

(7)	The percent of immediate dilution to new investors is determined by dividing the dilution to new investors by the price to the public.

This discussion compares the differences of your investment in our shares with the share investment of our existing stockholders, including our officers and directors. Our existing stockholders have purchased a total of 18,803,000 shares for an aggregate amount of $188,097, or an average cost of $0.01 per share. Your investment in our shares will cost you $0.25 per share. In the event that this offering of 500,000 shares is fully subscribed the book value of the stock held by the existing shareholders of our company will increase by $0.00649 per share, while your investment will decrease by $0.24419 per share.

If the offering of the 500,000 shares is fully subscribed, the total capital contributed by new investors will be $125,000. The percentage of capital contribution will then be (11.4)% from our existing shareholders and 111.4% for our new investors. Our existing shareholders will then hold, as a percentage, 97.41% of our issued and outstanding shares, while our new investors will hold, as a percentage, 2.59% .

SELLING SHAREHOLDERS

All of the shares of common stock being offered by the selling shareholders are listed in the table below. We issued these shares of common stock in private placement transactions exempt from registration under the Securities Act. With respect to the shares owned by Jaclynn Grad, John Pattison Wright, Gloria M. Lozinski, Rodeny L. Lozinski,

C. Roger Douville, Janis D. Douville, Muir Woods Investment Group IBC, Janice Stevens, Richard A. Achron, George Stubos, Dorian Thodos and Iris Paul, we relied on the exemption from registration provided in Rule 504 of Regulation D, promulgated under the Securities Act when these shares were issued in January and February, 1999. With respect to the shares owned by the other selling shareholders listed below, we relied on the exemption from registration provided by Regulation S, promulgated under the Securities Act.

The selling shareholders may offer and sell, from time to time, any or all of their common stock. Because the selling shareholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling shareholders as of June 2, 2004, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling shareholders. The addresses shown for each of the selling shareholders are the most recent addresses that we have on file, and they may not be current.

Other than the relationships described below, none of the selling shareholders had or have any material relationship with us. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship (if any) with Electric Network	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued and Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Dorian Thodos 303-2638 Ash Street, Vancouver, BC V5Z 4K4	390,000	2.07%	390,000	Nil	0%
G. Roger Douville 3902 42 nd Street, Leduc, AB, T9E 4X4	400,000	2.13%	400,000	Nil	0%
George Stubos 303-2638 Ash Street, Vancouver, BC V5Z 4K4	800,000	4.25%	800,000	Nil	0%
Gloria M. Lozinski 227 Edgedale Way, Calgary, AB T2H 2G7	400,000	2.13%	400,000	Nil	0%
Iris Paul 401-1844 Barclay Street, Vancouver, BC V6G 1K9	500,000	2.66%	500,000	Nil	0%
John Pattison Wright 3009-380 West 2 nd Avenue Vancouver, BC V5Y 1C8	900,000	4.79%	900,000	Nil	0%
Jaclynn Grad 2120 Mathers Avenue, West Vancouver, BC V7V 2H2	910,000	4.84%	910,000	Nil	0%

Name of Selling Stockholder and Position, Office or Material Relationship (if any) with Electric Network	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued and Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Janice Stevens #804-1415 W. Georgia St. Vancouver, BC V6G 3B6	950,000	5.05%	950,000	Nil	0%
Janis Douville 3902 42 nd Street, Leduc, AB T9E 4X4	900,000	4.79%	900,000	Nil	0%
Muir Woods Investment Group IBC(1) PO Box 156 Hibiscus Square Turks & Caicos, BVI (5)	985,000	5.24%	985,000	Nil	0%
Rodney L. Lozinski 227 Edgedale Way, Calgary, AB T2H 2G7	400,000	2.13%	400,000	Nil	0%
Richard A. Achron #155 11960 Hammersmith Way, Richmond BC, V7A 5C9	475,000	2.53%	475,000	Nil	0%
Kim Harnett 2201-4625 Valley Drive, Vancouver, BC V6J 5L7	50,000	0.27%	50,000	Nil	0%
John Hodgins 4333 Bakerview Street, North Vancouver, BC V7G 1B4	50,000	0.27%	50,000	Nil	0%
Jessica Hughes #17-26970 32 nd Avenue Aldergrove, BC V4W 3T3	8,000	0.04%	8,000	Nil	0%
Taff Management Corp. (2) 280 Nelson Street Suite 120, Vancouver, B.C. V6B 2E2	2,500	0.01%	2,500	Nil	0%
Joan Walsh #805-1383 Marinaside Crescent, Vancouver, BC V6C 2T7	2,500	0.01%	2,500	Nil	0%
Philip Walsh #1004-750 W. Pender St. Vancouver, BC V6C 2T7	2,500	0.01%	2,500	Nil	0%

Name of Selling Stockholder and Position, Office or Material Relationship (if any) with Electric Network	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued and Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Wendy Michelsen 4726 Wimbledon Road, Campbell River, BC V9H 1C3	4,000	0.02%	4,000	Nil	0%
Steve Mitchell 665 Sylvan Drive, North Vancouver, BC V7R 2E8	20,000	0.11%	20,000	Nil	0%
Aaron Smith S Eastgate Lane, PO Box HM713, Hamilton HMCX Bermuda	2,000	0.01%	2,000	Nil	0%
Tim Lefebvre 7731 Canada Way, Vancouver, BC V3N 3K4	8,000	0.04%	8,000	Nil	0%
Joseph Choi 3496 West 12 th Ave., Vancouver, BC V6R 2N1	4,000	0.02%	4,000	Nil	0%
Boule Management Ltd. (3) 3028 Columbia Street Vancouver, B.C. V5Y 3G6	2,500	0.01%	2,500	Nil	0%
Mark Boehnke 5030 Barber St., Clarement, ON L1Y 1B4	2,500	0.01%	2,500	Nil	0%
Clive Benjafield 3240 Tennyson Crescent, North Vancouver, BC V7K 2A8	20,000	0.11%	20,000	Nil	0%
Gwen McWhirter 2910 145A Street, S. Surrey, BC V4P 1P7	4,000	0.02%	4,000	Nil	0%
Chad E. Eberle 201-2091 W. 2 nd Avenue, Vancouver, BC V6J 1J5	2,000	0.01%	2,000	Nil	0%
Christina Veltheer 1228 Marinaside Crescent, Vancouver, BC V6Z 2W4	2,500	0.01%	2,500	Nil	0%
John Veltheer 750 Terminal Avenue, Vancouver, BC V6A 2W4	2,500	0.01%	2,500	Nil	0%

Name of Selling Stockholder and Position, Office or Material Relationship (if any) with Electric Network	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued and Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Elizabeth McNicoll 7 Elsdon Bay, Port Moody, BC, V3H 3K4	1,250	0.01%	1,250	Nil	0%
Mark Bottrill 7 Elsdon Bay, Port Moody, BC, V3H 3K4	1,250	0.01%	1,250	Nil	0%
Lewin Webb 65 Linnsmore Crescent, Toronto, ON M4J 4K2	2,000	0.01%	2,000	Nil	0%
David Schmidt RR5 Orangeville,ON, L9W 2Z2	2,000	0.01%	2,000	Nil	0%
Scott Payne 172 McQuay Blvd. Whitby, ON L1P 1L5	5,000	0.03%	5,000	Nil	0%
Lonn Rudover 3071 Church Street, Windsor, ON, N9E 1T9	2,000	0.01%	2,000	Nil	0%

(1) We are advised that Mr. Irvine Quilch exercises voting and dispositive control over the shares of our company that are owned by Muir Woods Investment Group.

(2) We are advised that Mr. Phil Walsh exercises voting and dispositive control over the shares of our company that are owned by Taff Management Corp.

(3) We are advised that Mr. Lance Davis exercises voting and dispositive control over the shares of our company that are owned by Boule Management Ltd.

PLAN OF DISTRIBUTION

With respect to the 500,000 common shares that we propose to sell, we will not use any underwriters, and we will not pay any dealer's commissions, finder's fees and there will be no passive market making. Our officers and directors – Brad W. Rudover and J. David Brow – will sell these shares on our company's behalf. Mr. Rudover and Mr. Brow will rely on Rule 3a4-1 to sell our securities without registering as broker-dealers.

We plan to offer the 500,000 common shares that we propose to sell to the public at a price of $0.25 per share, with no minimum amount to be sold. Our officers and directors will sell the shares through the distribution of our prospectus to interested individuals and corporations through personal contact. Our officers and directors will not receive any commission from the sale of any of these shares, nor will they or any of our company's affiliates purchase any shares under this offering. We will keep the offering open until we sell all of the shares registered, or December 31, 2004, whichever comes first.

The selling shareholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling shareholders will sell their shares of our common stock at a fixed price of $0.25 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The shares of common stock may be sold by the selling shareholders by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions; and

(g)	a combination of any aforementioned methods of sale.

Any shares of common stock covered by this Prospectus which qualify for sale pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, may also be sold in compliance with Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will either: (i) amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares; or (ii) if appropriate, file a Rule 424 prospectus supplement disclosing the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling shareholders if such broker-dealer is unable to sell the shares on behalf of the selling shareholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling shareholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements, under the Securities Act of

1933, as amended, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, as amended, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling shareholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling shareholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc. Their address is 1981 East Murray Holladay Road, Suite 100, Salt Lake City Utah 84117.

We may require the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling shareholders was passed upon by the law firm of Clark, Wilson of Vancouver, British Columbia, Canada.

MANAGEMENT

Directors and Executive Officers

All directors of our company hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. None of our officers are involved in the Company full-time. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Brad W. Rudover	President, Chief Executive Officer and a Director	27	January 27, 2004
J. David Brow	Treasurer (Chief Financial Officer), Secretary and a Director	39	May, 2002

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director and executive officer, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Brad W. Rudover, Director, President and Chief Executive Officer

While attending Ferris State University in Big Rapids, Michigan, Mr. Rudover founded his own computer consulting company, Innovative Breakthroughs, a Washington corporation with offices in Bellingham, WA. Mr. Rudover has served as President of Innovative Breakthroughs since 1998. Mr. Rudover works full time for Innovative Breakthroughs, which contracts his services to third parties, and spends part of his time working for our company. Mr. Rudover is also a director of Second Stage Ventures Inc., a Nevada corporation engaged in the business of providing online trivia games, the shares of which are listed on the OTC Bulletin Board under the symbol "SSVT". Mr. Rudover holds a B.S. degree (Small Business Management) from Ferris State University in Big Rapids, Michigan.

J. David Brow, Director, Treasurer (Chief Financial Officer) and Secretary

Mr. Brow graduated from the University of British Columbia in 1990 with a Bachelor of Arts Degree. Upon graduating, Mr. Brow completed both the Canadian Securities course and the Registered Representative exams for licensing as a securities trader and financial advisor. From June 1995 to May 1996, Mr. Brow consulted to Syncronys Softcorp, a computer software manufacturer, and supervised their Canadian operations. In 1996 Mr. Brow formed Willow Run Software Marketing Inc., a high tech sales and marketing consulting firm that worked with numerous software manufacturers, both public and private. Consulting services provided by Willow Run Software Marketing Inc. included product and market analyses, product launch programs, marketing initiatives and sales strategies. In 1999 Mr. Brow formed another high tech consulting firm, Point of Presence Marketing Inc. This firm concentrated on emerging technology sectors and assisted companies with all aspects of the sales, marketing and launch process, including funding issues. Point of Presence Marketing was purchased by EDventure Capital Inc. in October 2000 where Mr. Brow was a director until April 2002. Mr. Brow presently resides in Los Angeles, California where he is the Regional Manager for the Americas' Retail and Electronic Sales Distribution Channels for Symantec Corporation's Enterprise Administration Business Unit. In this position, Mr. Brow is responsible for overseeing all aspects of the sales and marketing processes that drive the revenue for these channels within the business unit, including product launch programs, marketing development fund spending procedures, sales funnel strategies, contract negotiation, new business development and strategic channel planning.

Committees of the Board

We do not have a compensation or audit committee at this time.

Family Relationships

There are no family relationships between any director or executive officer. One of the selling shareholders – Mr. Lonn Rudover, is the father of our President, Brad W. Rudover.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth, as of June 2, 2004, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Brad W. Rudover, Director, President and CEO 205-680 East 8th Avenue Vancouver, BC V5T 1T1	4,502,000(2)	23.94%
J. David Brow, Director and CFO 421 9th Street Manhattan Beach, CA 90266	4,000,000	21.27%
Janice Stevens 804-1415 W. Georgia St. Vancouver, BC	950,000	5.05%
Muir Woods Investment Group IBC PO Box 156 Hibiscus Square Turks & Caicos, BVI )(5)	985,000	5.24%
Janice Douville(3) 3902 42 nd Street, Leduc, AB T9E 4X4	1,300,000(3)	6.91%
G. Roger Douville(3) 3902 42 nd Street, Leduc, AB T9E 4X4	1,300,000(3)	6.91%
George Stubos(4) 303-2638 Ash Street, Vancouver, BC V5Z 4K4	1,190,000(4)	6.32%
Dorian Thodos(4) 303-2638 Ash Street, Vancouver, BC V5Z 4K4	1,190,000(4)	6.32%
Caroline Hanson(6) 3194 Allan Road, North Vancouver, BC V7J 3C5	1,440,000(6)	7.66%
Stephen Hanson(6) 3194 Allan Road, North Vancouver, BC V7J 3C5	1,440,000(6)	7.66%
Directors and Executive Officers as a Group	8,500,000	45.21%

(1)	Based on 18,803,000 shares of common stock issued and outstanding as of June 2, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	This number includes the 2,000 common shares owned by Mr. Lonn Rudover, Brad W. Rudover's father, who is one of the selling shareholders in this offering.

(3)	Janice Douville and G. Roger Douville are husband and wife. Mr. Douville owns legal title to 400,000 shares, Mrs. Douville owns legal title to 900,000 shares. The number shown is the aggregate number owned by both Mr. and Mrs. Douville.

(4)	George Stubos and Dorian Thodos are husband and wife. Mr. Stubos owns legal title to 800,000 shares, Mrs. Thodos owns legal title to 390,000 shares. The number shown is the aggregate number owned by both Mr. Stubos and Mrs. Thodos.

(5)	Ervine Quilch is the authorized signatory of Muir Woods Investment Group IBC and exercises voting and dispositive control over the shares of our company that are owned by Muir Woods Investment Group IBC.

(6)	Caroline Hanson and Stephen Hanson are husband and wife. Mrs. Hanson owns legal title to 950,000 shares, Mr. Hanson owns legal title to 490,000 shares. The number shown is the aggregate number owned by both Mr. and Mrs. Hanson.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

Our authorized capital consist of 100,000,000 shares of common stock, with a par value per share of $0.001, and 5,000,000 shares of preferred stock, with a par value of $0.001 per share. As of June 2, 2004, there were 18,803,000 shares of our common stock issued and outstanding. No shares of our preferred stock have been issued. Each holder of a share of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders, including the election of directors. Our Certificate of Incorporation provides that the designations, powers, rights, preferences, qualifications, restrictions and limitations of our preferred stock shall be established from time-to-time by our board of directors, and our board has not yet established any.

Each holder of our common stock is entitled to receive dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, our operating and financial condition, capital requirements, general business conditions and other pertinent factors. We do not anticipate that dividends will be paid in the foreseeable future.

Security holders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged Manning Elliott, Chartered Accountants, to audit our financial statements for the years ended December 31, 2003 and 2002. There has been no change in the accountants and no disagreements with Manning Elliott on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our financial statements for the years ended December 31, 2002 and 2003 included in this prospectus and registration statement have been audited by our independent accountants Manning Elliott, independent chartered accountants, as set forth in their report accompanying the financial statements (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Certificate of Incorporation, and subject to the Delaware General Corporation Law, director of our company shall not be liable for money damages to our company or our stockholders for any breach of fiduciary duty as a director except to the extent that such breach:

• constitutes a breach of the duty of loyalty to our company or our shareholders;

• consists of acts or omissions of the director which were not in good faith or which involved intentional misconduct or a knowing violation of the law by such director; or

• arises out of an act committed by such director that is specified in the Delaware General Corporation Law; or

• arises out of any transaction from which the director derived an improper personal benefit.

In addition, our Certificate of Incorporation provides that none of our officers or directors shall be personally liable for any injury to any person or to property arising out of a tort committed by any of our employees unless such officer or director was personally involved in the situation giving rise to the injury, or unless such officer or director committed a criminal offence.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company under the provisions described above or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

Corporate History

We were incorporated in Nevada on February 3, 1999. Effective March 31, 2004 we changed our state of domicile to Delaware. Our change of domicile was effected through the merger of The Electric Network.com, Inc., a Nevada corporation with and into The Electric Network.com, Inc., a Delaware corporation that we formed specifically for this purpose. At the effective time on the effective date of the merger, each issued and outstanding share of The Electric Network.com, Inc. (of Nevada) was automatically converted into a common share of The Electric Network.com, Inc.(of Delaware), the Delaware company succeeded to all of the rights, powers, duties, obligations, assets and liabilities of the Nevada company and the Nevada company ceased to exist.

Our Current Business

Our principal business activity consists of the operation of a regionally targeted on-line auction website over which users can advertise and meet to buy and sell goods and services for a fee. We are currently testing our auction software, which we have installed and configured on a server which we are in the process of acquiring from our President, Brad W. Rudover. Once testing is complete, we intend to begin marketing our products and services and commence operations over a ramped-up period of six months.

Industry Background

The exchange of goods among individuals and small dealers has traditionally been conducted on a mostly regional basis through classified newspaper advertisements, collectibles shows, garage sales, flea markets and ‘brick and mortar' auctions. These markets tend towards relatively high transaction costs, especially where brick-and-mortar based auctions are involved, as these are usually regional, owner-operated businesses that with significant investments in real estate, personnel, inventory, and marketing for each location. The communication media relied on by these markets, usually classified newspaper advertising and direct mail, is both expensive and inefficient.

The Internet has become an increasingly significant global interactive medium for communications, information, and commerce. In this regard, the Internet is increasingly attractive to businesses that facilitate these exchanges of goods among individuals and small dealers because it provides an efficient and inexpensive marketplace for people to meet, communicate and trade. On a properly configured website, sellers can post photographs of the items they wish to sell, post and modify advertisements or product descriptions; buyers can inquire and sellers can react to inquiries promptly, all on a 24 hour per day seven day per week basis. The operator of this Internet website can provide these facilities to buyers and sellers at a fraction of the cost charged by traditional intermediaries (auction houses, newspapers, flea markets, etc.), because the Internet-based business does not carry the costly overheads of the traditional retail facilities, such as costly office or warehousing facilities, utilities or employees.

There are many companies that currently provide these online consumer-to-consumer trading facilities. Some of these companies, such as Ebay.com, uBid.com and Amazon.com, are well known and established. Most of these companies offer users the ability to buy and sell almost anything of value while others, such as Winebid.com, Golfclubexchange.com and Monster.com, distinguish themselves by specializing in specific products and services.

We propose to offer a full range of products and services through our online auction website. Unlike our competitors, however, we intend to limit the availability of our services to residents of specific regions. We believe that doing so will result in lower start-up costs because it will be less expensive to market to a regional population than to a global population. In addition, we believe that users proposing to buy, sell and exchange goods and services would prefer to use a local marketplace, where personal inspection of goods, shipping and other aspects of the transaction can be accomplished inexpensively and expeditiously. We also believe that we can build brand awareness at a local level quickly and inexpensively, which we can then leverage when we begin to expand our operations, as we propose to do, to additional regional markets.

We propose to begin our operations in the City of Vancouver, British Columbia. We have chosen Vancouver because it has a large population with a well established online community of Internet users that we believe we can market to with our small marketing budget, and because our operations are currently based in Vancouver. Once we have established our business and our brand in Vancouver, we plan to expand our operations by building a second community-based online auction in Seattle, Washington. Our eventual objective is to expand our operations to build community-based online auctions in every major North American city.

Our Internet Auction Site

Our website is located at www.electricnetwork.com. We are currently testing the website in anticipation of commencing a ‘soft launch' of our operations during July, 2004. Our soft-launch will consist of sending e-mails to friends and family and asking them to register at our website to participate in the first real ‘live' test of our software. We anticipate that our soft launch will last for approximately 30 days. During our soft launch, we will prepare for a full launch by beginning our direct email and web based marketing and advertising campaigns.

Using our Internet Auction Site

Our website's home page contains a listing of product categories that will allow buyers to explore current auctions. Users can browse through a list of current auctions within a category or subcategory and then "click through" to a detailed description for a particular item. They also can search specific categories or the entire database of auction listings using keywords to describe the types of products in which they are interested. Each auction will be assigned a unique identifier so that users can easily search for and track specific auctions. Users also can search for a particular buyer or seller by name in order to review his or her auction and feedback history.

Once a buyer has found an item of interest, they must register. Only residents of the local area (initially Vancouver, B.C.) will be permitted to register. After registration, buyers can bid for the item by entering the maximum amount they are willing to pay. In the event of competitive bids, our software will automatically increase bidding in increments based upon the then current highest bid for the item, up to the bidder's maximum price. Bidders wishing additional information about a listed item can access the seller's email address and contact the seller for additional information. Our software will automatically confirm a bid via email to the bidder, and will send an outbid notice to the next highest bidders. During the course of the auction, our software will automatically update the item's status as bids are received and will immediately notify bidders of their bid's status via email. Bidders are not charged for making bids or purchases through our website.

Sellers interested in selling an item on our website must register before they can list it, which they can do online by completing a short form. As with buyers, only residents of the local area (initially Vancouver, B.C.) will be permitted to register. The seller can then select a minimum price for opening bids, a reserve price if they so desire, and an auction length. A reserve price is the minimum price at which the seller is willing to sell, and it is not disclosed to bidders.

Sellers are required to pay a fee to list items for sale. The amount of this fee will range depending on the opening bid for the item, with a fee of $0.25 for items with an opening bid price of less than $1.00, $0.30 for an opening bid price of $1.00 to $9.99, $0.50 for items with an opening bid price of $10.00 to $29.99, $1.00 for items with an opening bid price of $30.00 to $49.99, $2.00 for items with an opening bid price of $50.00 to $199.99 and $4.00 for items with an opening bid price of $200.00 or more. In addition, sellers can pay additional fees to feature items in various ways, including a Home Page Feature for $10.00, a Category Feature for $5.00, bold font for $1.00, and a highlighted font for $3.00.

At the end of an auction period, if a bid exceeds the minimum price and, if one is set, the reserve price, our software will automatically notify the buyer and seller via email that the auction has closed and that the buyer was the high bid. The buyer and seller can then consummate the transaction independently. At the time of the email notification, we will charge the seller a success fee equal to 5% of the first $30 of the purchase price, 6% of that portion of the purchase price from $30 to $1,000, and 7% of that portion of the purchase price over $1,000. At no point during the process do we take possession of either the item being sold or the buyer's payment for the item. Rather, the buyer and seller must independently arrange for the shipment of and payment for the item, with the buyer typically paying for shipping. A seller can view the buyer's feedback rating and then determine whether to ship the item before or after the payment is received. Under the terms of our user agreement with the seller, a seller that receives one or more bids above the stated minimum or reserve price, whichever is higher, is obligated to complete a transaction, although we have no power to force the seller or bidder to complete the transaction. In the event the buyer and seller are unable to complete the transaction and the seller notifies our company, we will credit the seller the amount of the success fee. Invoices for placement fees, additional listing fees and success fees are sent via email to sellers on a monthly basis.

Message Boards

We offer a message board feature that will encourage users to post feedback about buyers and sellers and their transaction experience. We intend to create a feedback profile for every registered user containing compliments, criticisms and other comments by users who have conducted business or interacted with the person. Users may review a person's feedback profile before deciding to bid on an item listed by that person or in determining how to complete the payment for and delivery of the item.

Customer Support

We intend to provide personalized customer service and support on a 24 hour per day, seven day per week basis via email.

Our Technology

We purchased from PHP Auction a robust, scalable user interface and transaction processing system that is based on their proprietary software. The PHP Auction software will handle all aspects of the auction process, including notifying users via email when they initially register for the service, place a successful bid, are outbid, place an item for sale and when an auction ends. It will also send daily status updates to any active sellers and bidders regarding the state of their current auctions. The system will maintain user registration information, billing accounts, current auctions and historical listings. Complete listings of all items for sale will be generated every hour. Every time an item is listed on the service, a listing enhancement option is selected by a seller, or an auction closes with a bid in excess of the seller-specified minimum bid, the system will make an entry into the seller's billing account. The system sends electronic invoices to all sellers via email when their account owes a minimum of $1.00.

The PHP Auction system has been designed around industry standard architectures and has been designed to reduce downtime in the event of outages or catastrophic occurrences. Our system hardware is co-hosted at Binary Environments in Vancouver, British Columbia, which provides redundant communication lines and emergency power backup. Our system consists of a dual Intel Pentium 450 Mhz server running MySQL Database on a Linux operating system.

We anticipate that we will devote significant resources to product development in the future in a continuous effort to add new features and functionality to the our auction service. The market in which we will compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands.

Competition

The market for person-to-person trading over the Internet is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new websites at a relatively low cost using commercially available software. Our direct competitors include various online person-to-person auction services, including Ebay, Ubid, Yahoo and various other lesser-known online auctions. A number of traditional auction companies, including Butterfield & Butterfield and Sotheby's, are offering or have announced plans to create Internet auction sites. We may also face competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online person-to-person interaction. Some of these potential competitors, including AOL, Lycos, Inc. and Microsoft Corporation, currently offer business-to-consumer trading services and classified ad services. Some of these companies also may introduce person-to-person trading to their large user populations.

Additionally, other forums traditionally used for buying and selling goods, such as printed media and auction houses, have begun to expand their operations to the Internet. For example, almost every newspaper and trade magazine has a website that allows users to post and browse sale items. Many newspapers are seeking alternative means of selling merchandise over the Internet through their website and online auction software may become the desired format. This market will continue to grow as more newspapers build their own websites. Also, local auction houses have begun to offer online bidding through the use of their website.

Many of these competitors have greater resources, and more experience in research and development, than us. These resources may enable our competitors to finance acquisition and development opportunities, pay higher prices for the same opportunities or develop and support their own operations. In addition, many of these companies can offer bundled, value-added or additional services not provided by us. Almost all of them currently enjoy greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market for business consulting activities. They may also be in a position to pay higher prices than we would for the same expansion and development opportunities. Consequently, we may encounter significant competition in our efforts to achieve our internal and external growth objectives.

Marketing

We anticipate marketing our business and drawing traffic to our website on a word-of-mouth basis and by email direct marketing. Email direct marketing campaigns send targeted direct email to recipients on opt-in email lists maintained by online communities. We will attempt to limit our Internet exposure to the greater Vancouver, B.C. region by not listing our site with major search engines except as a Vancouver-specific website. For example, search engines have pages tailored to users located in a specific metropolitan area, and we would seek to post a link to our website on a page or site dedicated to Vancouver area residents and businesses. We hope to be able to offer our online auction services to local businesses that our management can personally visit, to help those businesses offer or obtain goods and services in which they wish to deal. By developing our business on a more localized level, we believe that this will allow us the opportunity to market and grow our operations at a steady rate.

Research and Development

We are not currently conducting any research and development activities except for the development of our website and the design of our software and services. Other than the testing of our website and any corrections to our software and services that we discover are necessary during our testing phase, we do not anticipate conducting any other such activities in the near future. To date, we have not expended any funds on research and development activities, rather, the research and development activities conducted by our management have been services donated to us.

Government Regulation

Online commerce is new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are relatively new and evolving. Due to the increasing popularity of the Internet, it is possible that laws and regulations will be enacted to address issues such as user privacy, pricing, content, copyrights, distribution, antitrust matters and the quality of products and services. The adoption of these laws or regulations could reduce the rate of growth of the Internet. If these regulations make the operation of a website such as ours more expensive than we anticipate, or more unwieldy than potential bidders and sellers are willing to tolerate, then these regulations could potentially decrease the usage of our website and could otherwise harm our business. For example, if Internet transactions are taxed, monitored or restricted by local, state, provincial or federal authorities more than these transactions currently are, or if consumers or businesses begin to disfavor online transactions, then there might be less demand for a site and services such as ours.

In addition, the applicability to the Internet on existing laws governing issues such as trademarks, copyrights and other intellectual property issues is uncertain. We cannot be sure what effect the use of our trade name on our website might have on any future trademark applications domestically or abroad. For example, we have applied for trademark registration of our tradename, The Electricnetwork.com for use in conjunction with our website, since our reserved domain name uses the same name. The United States Patent and Trademark Office has granted our application, though they have not yet issued the trademark registration. If another company challenges our trademark, we would either need to expend resources to either defend that use, or identify another name to use, and change our domain name and other materials to conform to that new name. Additionally, we might have to defend copyright infringement suits because of material posted to our site by sellers or bidders. Even if such suits are baseless, or we have disclaimed such uses by others, we might still have to expend resources to arrive at that determination. The uncertainty of the Internet and how it affects intellectual property rights could adversely affect our ability to protect the intellectual property rights we may acquire in the future. Most of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues of the Internet.

New laws applicable to the Internet may impose substantial burdens on companies conducting online commerce. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws in the United States, Canada and abroad. Specifically, the way we advertise our proposed services will likely be affected by more stringent laws in that we, or users of our site, could be prevented from making certain representations about our services or products or services offered by third-party users of our site. The cost of complying with such laws could increase our cost of doing business, drive up prices and harm our ability to earn revenues. For example, if we were required by future regulations to verify or reveal the identity of bidders and buyers, or if we are required to monitor or verify the quality of goods or services offered on our site by third party sellers, our costs would increase and we would not be able to handle more than a minimal number of exchanges on our site, which would limit the revenues we would be capable of generating. Moreover, stricter laws regarding the reporting of online auction-style exchange of goods or services will likely increase the cost of doing business because we will need to comply with such laws. For example, if we begin offering a forum for the exchange of goods or services obtained by means of an online auction in jurisdictions that stringently regulate or monitor such activities, we could be forced to expend additional funds to meet such standards. The additional cost will harm our ability to earn revenues.

Taxing authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes. The adoption of any of these laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our services, increase costs and otherwise have a material adverse effect on our ability to earn revenues. For example, if state or local agencies begin taxing Internet transactions, sites such as ours may experience lower levels of traffic and therefore, lower levels of revenues. To date, we have not spent significant resources on lobbying or related government affairs issues, but we may need to do so in the future.

Several telecommunications carriers have asked the FCC to regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet and online service providers and to impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. In this event, our margins could be negatively impacted because we will rely solely on Internet traffic to generate revenues.

Finally, various state and provincial jurisdictions, including the province of British Columbia where we will build our first community auction, regulate the manner in which auctions may be conducted and the liability of auctioneers for conducting auctions that are not properly held. These regulations are relatively new and, as a consequence, we cannot predict their effect, if any, on our company.

Employees

At present, we have no employees other than our officers and directors, both of whom have Management Services Agreements with us. Brad W. Rudover, our President and Chief Executive Officer, and J. David Brow, our Chief Financial Officer and Secretary will each devote approximately ten to twenty-five hours per week of their time to the affairs of our company. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans although we may adopt such plans in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", or "potential" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" beginning at page 7 that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus because the safe harbor does not apply to forward-looking statements made in connection with an initial public offering.

General

We were incorporated in Nevada on February 3, 1999. Effective March 31, 2004, we changed our state of domicile to Delaware. Our change of domicile was effected through the merger of The Electric Network.com, Inc., a Nevada corporation, with and into The Electric Network.com, Inc., a Delaware corporation that was formed specifically for this purpose and which, prior to the merger, was the wholly-owned subsidiary of the Nevada corporation. The Delaware corporation was the surviving corporation in this merger. Our principal executive office is located at Suite 1400-1500 West Georgia Street, Vancouver, British Columbia, Canada V6G 2Z6. The telephone number of our principal executive office is (604) 684-3027.

We are a development stage company and we have not yet commenced operations or generated revenue. We are currently in the final stages of testing our recently acquired and configured hardware and software and we intend to commence operations during the month of July, 2004, as an Internet marketplace where our users can meet to buy, sell or exchange goods and services over the Internet.

Plan of Operation

Our principal business activity consists of the operation of an Internet based auction website over which users can advertise and buy and sell goods and services for a fee. We are currently testing our auction software, which we have installed and configured on a server that we are in the process of acquiring from our President, Brad Rudover. Once testing is complete, we intend to begin marketing our products and services and commence operations over a ramped-up period of six months.

Our auction software is currently installed on a server that we are purchasing from our President, Brad W. Rudover, for an agreed upon price of $500. We plan to complete the purchase of this server as soon as funds are available for this purpose.

Our server is now and will for the foreseeable future be co-located in the offices of Binary Environments Ltd., a Vancouver, B.C. based company that specializes in server co-location and web hosting over their T1 connection. "Co-location" is the term used to describe the placement of a customers equipment in an organization's facility and, in our case, it means simply that Binary Environments Ltd. will keep and maintain our server, and our connection to the Internet, at their business premises. A T1 connection is a telephone connection capable of transmitting 1.544 Mbps of voice and data, which we believe is adequate for our planned operations. We have signed a month to month agreement with Binary Environments Ltd. pursuant to which our company has agreed to pay to Binary Environments Ltd. a monthly payment of $61 ($85 Cdn) in consideration of their hosting our server on their T1 connection.

We purchased PHP XL auction software from PHP Auction for $411. This software, which we have installed and configured on Mr. Rudover's server, is capable of enabling our users to advertise on our website and post, browse and bid on items for sale or exchange. Brad W. Rudover, our President, is currently testing the software on our server to ensure that it operates as intended. We anticipate completing this testing phase by the end of June, 2004. We do not anticipate that we will require any funds in order to complete the testing of the PHP Auction software.

After Mr. Rudover has finished testing our PHP Action software, we intend to begin operations. In the beginning, we plan to limit operations to a "friends and family" soft launch while we begin to market our website and raise brand awareness among local residents and businesses in Vancouver, B.C. During our soft launch we will fine tune our software and prepare for a full launch within ninety days.

We will begin marketing our website during our soft launch. Initially, we will market exclusively through email direct marketing. Email direct marketing campaigns send targeted direct email to recipients on opt-in email lists maintained by online communities, of which there are several in the Vancouver, B.C. area. The average cost per campaign is approximately $2,500 and we believe that these campaigns will provide us with a cost effective means of reaching our target market. We plan to conduct two of these direct email marketing campaigns over the nine month fiscal period ending December 31, 2004.

We believe that we will need to advertise our website, our products and our services in the Vancouver area to attract users as we ramp up operations into our full launch but we appreciate that our advertising budget will not permit extensive or expensive methods of advertising. We intend to focus our advertising efforts on online advertising campaigns with 24/7 Canada, Inc., a subsidiary of 24/7 Real Media, Inc. 24/7 Canada Inc. uses permission based email and segmented and targeted website advertising based on targeted location, and is capable of targeting users by language, age, time of day and interest. We believe that using 24/7 Canada Inc. as an advertising medium will permit our company to present to our target audience (Vancouver area residents and businesses). We have budgeted approximately $5,000 for advertising over the next 12 months.

Our President, Brad W. Rudover, is currently handling our operations on a part time consulting basis, for which we pay him $1,000 per month. Mr. Rudover is in charge of business development, testing our PHP Auction software and managing our marketing and advertising efforts. He will also be responsible for operations during our soft and full launch and will ensure that Binary Environments Ltd. continues to maintain our server, website and Internet connection. Our Chief Financial Officer, J. David Brow, will consult for our company on an uncompensated as-needed basis during the next few fiscal periods. Mr. Brow, who is currently Regional Manager for the Americas' Retail and Electronic Sales Distribution Channels for Symantec Corporation's Enterprise Administration Business Unit, has extensive experience with on-line sales and marketing strategies and he will provide our company with insight into establishing procedures, strategies and business development during our launch process.

Purchase or Sale of Equipment

As discussed above, we are in the process of acquiring a server from Brad W. Rudover for $500. We believe that this server can handle thousands of users and transactions at a time, and that it will be adequate for our projected level of operations for the balance of the fiscal year ending December 31, 2004. We do not currently anticipate that we will expend any significant amount on any other equipment for our present operations or during the immediate future.

Personnel

As of June 2, 2004, our Chief Executive Officer, Brad W. Rudover, and our Chief Financial Officer, J. David Brow, are consulting for our company and we do not have any employees. Both Mr. Rudover and Mr. Brow handle all of the responsibilities in the area of corporate administration, business development and research. We do not currently have or plan to add any other employees or consultants during the balance of the fiscal year ending December 31, 2004.

In addition to the costs of our operations outlined above, we expect to incur administrative and professional charges associated with preparing, reviewing, auditing and filing our financial statements and our periodic and other disclosure documents. We have budgeted $35,000 for accountants and lawyers fees for our periodic filing requirements, and an additional $8,000 for miscellaneous office and filing fees and expenses. We have budgeted an additional $20,000 for the preparation and filing with the Securities and Exchange Commission of this registration statement on Form SB-2.

Research and Development

As we are currently in the process of developing our business and testing our software, we do not plan to spend any time or money on research and development of additional products during the next 12 months. In addition, we do not anticipate that we will implement any formal research and development effort. We anticipate that we will constantly research our competitors' products and services and that this effort will result in constant improvement of our own website and product offerings. We anticipate that Mr. Rudover, our President, will perform these services for us in the normal course of performing his consulting duties, and we have not budgeted any additional funds for this purpose.

Going Concern

We incurred a loss of $27,495 for the three month period ended March 31, 2004. During the year ended December, 2003, we received an aggregate of $50,750 in gross proceeds from a private placement financing in which we sold shares of our common stock. At March 31, 2004, we had $9,748 in cash and $7,450 in accrued liabilities to professionals. As at the date of filing of this registration statement (June 7, 2004), we have not yet commenced operations. We do not expect to commence operations until July 2004 or later, and we do not expect positive cash flow from operations in the near term. Our management believes that our company cannot sustain its operations from existing working capital and operations over the next year. Therefore, we believe that the only source of funds available to us to finance our operating and capital requirements will be to raise capital as needed on a private placement basis. As described in more detail above, we estimate that we will need $125,000 to satisfy our cash requirements for the next twelve months.

The financial statements included with this quarterly report have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the consolidated financial statements for the year ended December 31, 2003, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our services, the continuing successful development of our business plan, and, finally, achieving a profitable level of operations.

DESCRIPTION OF PROPERTY

Our corporate and operational offices are located at Suite 1400 – 1500 West Georgia Street Vancouver British Columbia Canada V6G 2Z6 where we lease office space under a month to month lease at a rental rate of $175 a month. We believe that this space is sufficient at this time. However, we may move to expanded office space when and if our business expands. We do not have any material assets and, as such, we do not own any real or personal property.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, nominees for membership on the board or for an executive office, five percent beneficial security holder, or any member of the immediate family of the foregoing persons, has had or will have a direct or indirect material interest.

Pursuant to a Management Services Agreement dated February 1, 2003 with Stephen Hanson, our former President and director, we issued to Mr. Hanson 4,000,000 shares of our common stock at deemed price of $0.01 per share in exchange for management and business development services to be rendered to us valued at $40,000. The services were rendered during the period beginning on February 1, 2003 and ending on January 1, 2004. Pursuant to a written agreement dated January 27, 2004, between Mr. Hanson, as seller, and our current president, Brad W.

Rudover, as purchaser, Mr. Rudover purchased 4,500,000 of our company's common shares from Mr. Hanson. We were not a party to this agreement.

Pursuant to a Management Services Agreement dated February 1, 2003 with J. David Brow, our Chief Financial Officer, Treasurer, Secretary and a director of our company, we issued to Mr. Brow 4,000,000 shares of our common stock at deemed price of $0.01 per share in exchange for management and business development services to be rendered to us valued at $40,000. The services were rendered during the period beginning on February 1, 2003 and ending on January 1, 2004.

Pursuant to a Management Services Agreement dated January 27, 2004, with Brad Rudover, our current Chief Executive Officer, President and a director of our company, we agreed to appoint Mr. Rudover as our President, Chief Executive Officer and a director for a period of 12 months beginning February 1, 2004. Mr. Rudover agreed to spend some of his time developing our company's current business model and to review and evaluate investment opportunities for our company during the term of this agreement. For these services, we agreed to pay to Mr. Rudover the sum of $1,000 per month during the term of this agreement, and to give him a business expense allowance from which he will be reimbursed for expenses incurred on our behalf, subject to the prior approval of both the expense allowance and the items for reimbursement by our board.

Pursuant to separate Shareholder Rights Agreements between our company, on the one hand, and Muir Woods Investment Group IBC, Janice Stevens and other shareholders of our company (including those selling shareholders named below), on the other hand, we agreed to register, at our sole cost and expense, certain common shares in the capital of our company (including all of the common shares in the capital of our company owned by Muir Woods Investment Group IBC, Janice Stevens and the other selling shareholders of our company named below) on Form SB-2 as soon as possible following execution of the Shareholder Rights Agreements, all of which were signed December 2, 2003. In this Shareholder Rights Agreement, we also agreed to use our best efforts to keep the registration statement in effect for a period of one year following the date we signed the agreement or until distribution of the registered shares under the registration statement was complete. Each of the shareholders agreed that they would not sell in the public market more than 50,000 of their shares in any three month period. Of the selling shareholders, and addition to the two named above, the following selling shareholders are parties to Shareholders Rights Agreements as described above: Jaclynn Grad, John Pattison Wright, Gloria M. Lozinski, Rodeny L. Lozinski, G. Roger Douville, Janis D. Douville, Muir Woods Investment Group IBC, Janice Stevens, Richard A. Achron, George Stubos, Dorian Thodos and Iris Paul.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Currently, there is no established public trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. We are registering 8,213,000 shares of our common stock under the Act for sale by the selling shareholders named in this prospectus and 500,000 shares of our common stock being offered directly by our company. There are currently 53 holders of record of our common stock. A total of 12,700,000 shares of our common stock are currently available for resale to the public, in accordance with the volume, trading and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended, of which 7,100,000 are being registered for resale under this Registration Statement.

We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our Memorandum and Articles of Incorporation that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The following table summarizes the compensation awarded to, earned by, or paid to our President and Chief Executive Officer and other officers and directors who received annual compensation in excess of $100,000 during the years ended December 31, 2001, 2002 and 2003.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)		Pay-outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (2)	Securities Under Options/ SAR's Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Stephen Hanson (1) President & director	2003 2002 2001	Nil Nil Nil	Nil Nil NIl	36,667(2) Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)	Resigned as President and director on January 27, 2004.

(2)	Pursuant to the terms of a management service agreement with Stephen Hanson dated February 1, 2003, we issued to Mr. Hanson 4,000,000 shares of our common stock at a deemed price of $0.01 per share in exchange for management and business development services to be rendered to us valued at $40,000. The services were rendered during the period beginning on February 1, 2003 and ending on January 1, 2004. Accordingly, we recorded a stock-based compensation expense related to this issuance for the year ended December 31, 2003 of $36,667 with the balance of $3,333 deferred to the following year.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Each of our current Chief Executive Officer and Chief Financial Officer are compensated pursuant to Management Services Agreements. The terms of these agreements are discussed in more detail in the section of this registration statement titled "Certain Relationships and Related Transactions" appearing on page 33, above.

Directors Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director in the year December 31, 2003.

We have no formal plan for compensating our directors for their service in their capacity as directors. We may grant to our directors in the future options to purchase shares of common stock as determined by our board of directors or a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. Other than indicated in this prospectus, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our security holders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act of 1933, as amended with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of our company, although material terms of material contracts are disclosed in this prospectus, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by The Electric Network.com, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following Financial Statements pertaining to our company are filed as part of this Prospectus:

Name	Pages
The Electric Network.com, Inc. (audited)

Independent Auditors' Report	F-1

Balance Sheets as at December 31, 2003 and 2002	F-2

Statement of Operations for the years ended December 31, 2003 and 2002 and for the period from February 3, 1999 (date of Inception) to December 31, 2003	F-3

Statement of Cash Flows for the years ended December 31, 2003 and 2002 and for the period from February 3, 1999 (date of Inception) to December 31, 2003	F-4

Statement of Changes in Shareholders' Equity for the period from February 3, 1999 (date of Inception) to December 31, 2003	F-5

Notes to the Financial Statements	F-6

The Electric Network.com, Inc. (unaudited)

Balance Sheets as at March 31, 2004 and December 31, 2003	F-10

Statement of Operations for the quarters ended March 31, 2004 and 2003 and for the period from February 3, 1999 (date of Inception) to March 31, 2004	F-11

Statement of Cash Flows for the quarters ended March 31, 2004 and 2003	F-12

Notes to the Financial Statements	F-13

Independent Auditor's Report

To the Board of Directors and Stockholders of
The Electric Network.com, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of The Electric Network.com, Inc. (A Development Stage Company) as of December 31, 2003 and 2002 and the related statements of operations, cash flows and stockholders' equity accumulated for the period from February 3, 1999 (Date of Inception) to December 31, 2003 and the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of The Electric Network.com, Inc. (A Development Stage Company), as of December 31, 2003 and 2002, and the results of its operations and its cash flows accumulated for the period from February 3, 1999 (Date of Inception) to December 31, 2003 and the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or profitable operations since inception and will need additional equity financing to begin realizing upon its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chartered Accountants

Vancouver, Canada

January 19, 2004

The Electric Network.com, Inc.
(A Development Stage Company)
Balance Sheets
(Expressed in U.S. dollars)

	December 31	December 31
	2003	2002
	$	$
Assets

Current Assets

Cash	32,281	8,199
Prepaid Expenses	–	179

Total Assets	32,281	8,378

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities

Accounts Payable	1,200	1,532
Accrued Liabilities (Note 6)	7,955	7,800
Advances Payable (Note 3(b))	15,100	5,100

Total Liabilities	24,255	14,432

Commitments (Notes 1 and 4)

Stockholders' Equity (Deficit)

Common Stock, 100,000,000 common shares authorized with a par value of $0.001;
18,803,000 and 10,600,000 issued and outstanding, respectively	18,803	10,600

Additional Paid in Capital	153,894	33,400

Donated Capital (Note 3(a))	15,400	14,100

Deferred Compensation (Note 5(a))	(6,667)	–

	181,430	58,100
Deficit Accumulated During the Development Stage	(173,404)	(64,154)

Total Stockholders' Equity (Deficit)	8,026	(6,054)

Total Liabilities and Stockholders' Equity (Deficit)	32,281	8,378

The Electric Network.com, Inc.
(A Development Stage Company)
Statements of Operations
(Expressed in U.S. dollars)

	Accumulated
	For the Period From
	February 3, 1999
	(Date of Inception)	Years Ended
	to December 31,	December 31,
	2003	2003	2002
	$	$	$

Revenue	–	–	–

Expenses
Accounting and audit	18,578	10,028	6,750
Consulting (Note 3(c))	100,388	75,670	24,718
Donated overhead (Note 3(a))	5,800	1,100	1,200
Donated services (Note 3(a))	9,600	200	2,400
Legal and organizational	27,395	15,103	4,248
Office	5,988	3,159	2,161
Transfer agent	5,655	3,990	1,665

	173,404	109,250	43,142

Net Loss for the Period	(173,404)	(109,250)	(43,142)

Basic Loss Per Share		0.01	–

Weighted Average Shares Outstanding		17,933,000	10,400,000

(Diluted loss per share has not been presented, as the result is anti-dilutive)

The Electric Network.com, Inc.
(A Development Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)

	Accumulated
	For the Period From
	February 3, 1999
	(Date of Inception)	Years Ended
	To December 31,	December 31,
	2003	2003	2002
	$	$	$

Cash Flows to Operating Activities

Net Loss for the Year	(173,404)	(109,250)	(43,142)

Adjustments to reconcile net loss to cash
Donated overhead	5,800	1,100	1,200
Donated services	9,600	200	2,400
Expenses settled with issuance of common shares	73,333	73,333	-

Change in operating assets and liabilities
Decrease (increase) in prepaid expense	–	179	(179)
Increase (decrease) in accounts payable	1,200	(332)	1,529
Increase in accrued liabilities	7,955	155	6,000

Net Cash Used by Operating Activities	(75,516)	(34,615)	(32,192)

Cash Flows From Financing Activities

Proceeds from issuance of shares, net of offering
costs	92,697	48,697	34,000
Proceeds from related party advances	15,100	10,000	–

Net Cash Provided by Financing Activities	107,797	58,697	34,000

Increase in Cash	32,281	24,082	1,808

Cash – Beginning of Period	–	8,199	6,391

Cash – End of Period	32,281	32,281	8,199

Supplemental Disclosures

Interest paid	–	–	–
Income tax paid	–	–	–

The Electric Network.com, Inc.
(A Development Stage Company)
Statement of Stockholders' Deficit
(Expressed in U.S. dollars)
From February 3, 1999
(Date of Inception)
to December 31, 2003

						Deficit
						Accumulated
			Additional			During the
	Common Stock		Paid-In	Donated	Deferred	Development
	Shares	Amount	Capital	Capital	Compensation	Stage	Total
	#	$	$	$	$	$	$
Balance – February 3, 1999 (Date of Inception)	–	–	–	–		–	–

Stock issued for cash pursuant to a Regulation
D, Rule 504 offering at $0.001 per share	10,000,000	10,000	–	–	–	–	10,000

Value of services and overhead donated by a
related party	–	–	–	3,300		–	3,300

Net loss for the period	–	–	–	–		(8,014)	(8,014)

Balance – December 31, 1999	10,000,000	10,000	–	3,300	–	(8,014)	5,286

Value of services and overhead donated by a
related party	–	–	–	3,600	–	–	3,600

Net loss for the year	–	–	–		–	(7,804)	(7,804)

Balance – December 31, 2000	10,000,000	10,000	–	6,900	–	(15,818)	1,082

Value of services and overhead donated by a
related party	–	–	–	3,600	–	–	3,600

Net loss for the year	–	–	–	–	–	(5,194)	(5,194)

Balance – December 31, 2001	10,000,000	10,000	–	10,500		(21,012)	(512)

Stock issued for cash, net of offering costs	600,000	600	33,400	–		–	34,000

Value of services and overhead donated by a
related party	–	–	–	3,600		–	3,600

Net loss for the year	–	–	–	–		(43,142)	(43,142)

Balance – December 31, 2002	10,600,000	10,600	33,400	14,100		(64,154)	(6,054)

Stock issued for services rendered during the
current year and the following year	8,000,000	8,000	72,000	–		–	–

Common stock issued, net of offering costs of
$2,053	203,000	203	48,494	–		–	48,697

Value of services and overhead donated by a
related party	–	–	–	1,300		–	1,300

Amortization of deferred stock compensation	–	–	–	–		–	73,333

Net loss for the year	–	–	–	–	–	(109,250)	(109,250)

Balance – December 31, 2003	18,803,000	18,803	153,894	15,400		(173,404)	8,026

1.	Development Stage Company

The Electric Network.com, Inc. herein (the "Company") was incorporated in the State of Nevada, U.S.A. on February 3, 1999. The Company is based in Las Vegas, Nevada, U.S.A. and is in the business of transacting information, introductions or any items of barter through a "search and find" based Web Site designed to link parties who are offering items or services for sale or seeking items or services for purchase. The Web Site will differ from other online auction sites by not relying solely on the exchange of goods, as it will facilitate the exchange of anything with a perceived value. Users of the Web Site will be able to browse through listed items in a fully automated, topically-arranged, and easy-to-use online service that will be available twenty-four hours a day, seven days a week. The Web Site will generate revenue by charging a nominal listing fee to both the sell and the buy side of a transaction and by receiving a percentage of the final sale price. The Company will provide its customers with e-mail services, sales force automation, customer relationship management and document management and portals for employees, customers and suppliers.

The Company is in the early development stage. In a development stage company, management devotes most of its activities in developing a market for its products and services. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products and services at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

In December 2003 the Company received cash proceeds of $48,697, net of offering costs, pursuant to a private placement memorandum of restricted common shares. The Company plans to file a SB-2 Registration Statement with the United States Securities and Exchange Commission relating to these common shares.

2.	Summary of Significant Accounting Policies

(a) Year End

The Company's fiscal year end is December 31.

(b) Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

(d) Comprehensive Loss

The Company applies SFAS No. 130 "Reporting Comprehensive Income". As at December 31, 2003, the company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

(e) Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts payable, accrued expenses and advances to related parties, approximate their fair value.

2.	Summary of Significant Accounting Policies (continued)

(f) Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, "Earning per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted net loss per share (EPS) on the face of the income statement. Basic net loss per share is computed by dividing the net loss for the year by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per share is computed by dividing the net loss for the year by the weighted average number of shares of common stock and potential common stock outstanding during the year, if dilutive.

(g) Revenue Recognition

The Company will receive and recognize revenue as users list items for sale and also when items are purchased on the website. Users will be obligated to pay a listing fee for their items to be placed in the auction directory. This fee is determined by the price of a respective item, with larger priced items reflecting larger listing fees. When an item is sold through the auction website, the buyer must pay a premium in the form of a percentage of the final sale price with a higher premium for a higher priced item. The listing fee will be recognized, rateably over the estimated period of the auction and commission revenue will be recognized at the time a transaction is successfully completed. This policy is prospective in nature, as the Company has not yet generated any revenues.

(h) Stock-Based Compensation

The Company does not have a stock option plan, however, issues stock to non-employees for services. The company accounts for stock issued for services to non-employees in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation". Compensation expense is based on the fair market value of the stock award or fair market value of the good and services received whichever is more reliably measurable.

(i) Recent Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation – Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted SFAS No. 148 on January 1, 2003. The adoption of this standard did not have a material effect on the Company's financial position and results of operations.

2.	Summary of Significant Accounting Policies (continued)

	(i)	Recent Accounting Pronouncements (continued)

FASB has also issued SFAS No. 149 but it did not have any relationship to the operations of the Company therefore a description of its impact on the Company's operations has not been disclosed.

3.		Related Party Transactions/Balances

	(a)	The business plan the Company currently intends to exploit was developed by the President on behalf of the Company. There was no charge to the Company for these services valued at $200 per month. The donated services were discontinued effective February 1, 2003 since common shares were issued as compensation (see Note 5(a)). This related party also paid for rent and office costs valued at $100 per month for eleven months during the current year. These donated services and overhead are treated as donated capital and charged to operations.

	(b)	The advances payable includes $5,100 due to the President of the Company and is unsecured, non-interest bearing and payable on demand. A company controlled by the President advanced $10,000 to the Company during the year for working capital purposes. The amount is unsecured and bears non-compounded interest of 5% per annum and is due on July 9, 2004. The promissory note is convertible, at the holder's option, into common shares of the Company at a price to be determined.

	(c)	Consulting expense for the year ended December 31, 2003 includes $73,333 of stock-based compensation related to the Company's issuance of common stock to the President and also to a related party of the Company for consulting services (see Note 5(a)).

4.		Commitments

	(a)	Effective December 2, 2003 the Company entered into a month-to-month premises lease in Vancouver, B.C. at a rate of CAD$175 per month.

	(b)	Effective January 1, 2003 the Company terminated a month-to-month financial services contract with an arms-length company. The Company had received financial services of $2,000 per month plus reimbursement of out of pocket expenses.

5.		Common Shares

	(a)	The Board of Directors approved the issuance of 8,000,000 common shares for consulting services to be provided by the Company's President and a related party. The consulting services, with a fair value of $80,000, are to be provided for a term of 12 months from February 1, 2003 through January 31, 2004. The Company has recorded $73,333 of stock-based compensation expense related to this issuance for the year ended December 31, 2003 with the balance of $6,667 deferred to the following year.

	(b)	In December 2003 the Company issued 203,000 restricted common shares pursuant to a private placement memorandum. The Company raised cash proceeds of $48,697, net of offering costs of $2,053, and plans to file an SB-2 Registration Statement with the United Securities and Exchange Commission relating to these shares.

6.		Accrued Liabilities

The amount accrued at year end relates to $7,705 in professional fees and $250 of accrued interest expense.

7.	Income Tax

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") as of its inception. The Company has incurred net operating losses of $85,000, which expire starting in 2014. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at December 31, 2003 and 2002, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	2003	2002
	$	$

Net Operating Loss	34,438	39,721

Statutory Tax Rate	34%	34%

Effective Tax Rate	–	–

Deferred Tax Asset	11,709	13,505

Valuation Allowance	(11,709)	(13,505)

Net Deferred Tax Asset	–	–

The Electric Network.com, Inc.
(A Development Stage Company)
Balance Sheets
(Expressed in U.S. dollars)

	March 31,	December 31,
	2004	2003
	$	$
	(unaudited)	(audited)

Assets

Current Assets

Cash	9,748	32,281

Total Assets	9,748	32,281

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities

Accounts Payable	-	1,200
Accrued Liabilities (Note 6)	7,450	7,955
Advances Payable (Notes 3(a) and (b))	15,100	15,100

Total Liabilities	22,550	24,255

Commitments (Note 1)

Stockholders' Equity (Deficit)

Common Stock, 100,000,000 common shares authorized with a par value of
$0.001; 18,803,000 issued and outstanding	18,803	18,803

Additional Paid in Capital	153,894	153,894

Donated Capital (Note 3(d))	15,400	15,400

Deferred Compensation (Note 4)	-	(6,667)

	188,097	181,430
Deficit Accumulated During the Development Stage	(200,899)	(173,404)

Total Stockholders' Equity (Deficit)	(12,802)	8,026

Total Liabilities and Stockholders' Equity (Deficit)	9,748	32,281

The Electric Network.com, Inc.
(A Development Stage Company)
Statements of Operations
(Expressed in U.S. dollars)
(unaudited)

	Accumulated
	From
	February 3, 1999
	(Date of Inception)	Three Months Ended
	to March 31,	March 31,
	2004	2004	2003
	$	$	$

Revenue	–	–	–

Expenses

Accounting and audit	21,023	2,445	800
Consulting (Note 4)	109,552	9,164	13,962
Donated overhead (Note 3(d))	5,800	-	300
Donated services (Note 3(d))	9,600	-	600
Interest (Note 3(a))	375	125	-
Legal and organizational	37,544	10,149	2,794
Office	7,684	1,946	893
Transfer agent	9,321	3,666	745

	200,899	27,495	20,094

Net Loss for the Period		(27,495)	(20,094)

Basic Loss Per Share		-	-

Weighted Average Shares Outstanding		18,803,000	18,600,000

(Diluted loss per share has not been presented, as the result is anti-dilutive)

The Electric Network.com, Inc.
(A Development Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)
(unaudited)
	Three Months Ended
	March 31,
	2004	2003
	$	$
Cash Flows to Operating Activities

Net Loss for the Period	(27,495)	(20,094)

Adjustments to reconcile net loss to cash
Donated overhead	-	300
Donated services	-	600
Expenses settled with issuance of stock	6,667	13,333

Changes in operating assets and liabilities
Decrease in prepaid expense	-	179
Increase (decrease) in accounts payable and accrued liabilities	(1,705)	2,229

Net Cash Used by Operating Activities	(22,533)	(3,453)

Decrease in Cash	(22,533)	(3,453)

Cash – Beginning of Period	32,281	8,199

Cash – End of Period	9,748	4,746

Non-Cash Financing Activities

Common shares issued on settlement of expenses	-	80,000

Supplemental Disclosures

Interest paid	–	–
Income tax paid	–	–

1.	Development Stage Company

The Electric Network.com, Inc. herein (the "Company") was incorporated in the State of Nevada, U.S.A. on February 3, 1999. Effective March 31, 2004, the Company changed the state of domicile to Delaware. The change of domicile was effected through the merger of The Electric Network.com, Inc., a Nevada corporation, with and into The Electric Network.com, Inc., a Delaware corporation that had been formed for specifically for this purpose. Prior to the merger, the surviving Delaware corporation was a wholly- owned subsidiary of the Nevada corporation.

The Company is based in Vancouver, British Columbia. It is in the early stage of developing an online Internet Web Site on which users will be able to browse through listed items in a fully automated, topically arranged, online service that the Company intends to provide on twenty-four hours a day, seven days a week basis. The Company proposes to generate revenue from the operation of its online auction by charging nominal listing fees to users that post items on the website. Along with listing fees the Company also intends to sell advertising on the website.

The Company is in the early development stage and will continue to be for months to come. The Company's management consists of two officers, each of whom has another full time job. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products and services at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

In April 2002 the Company issued 600,000 shares at $0.10 per share for cash proceeds of $60,000 pursuant to a private placement memorandum. The Company's officers have committed to fund ongoing operations if the Company is unable to raise adequate financing. The Company filed a 10SB Registration Statement with the United States Securities and Exchange Commission during 2002.

A related party advanced $10,000 in July 2003 to meet ongoing operating obligations. Refer to Note 3(a).

2.	Summary of Significant Accounting Policies

(a) Year End

The Company's fiscal year end is December 31.

(b) Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

(c) Revenue Recognition

The Company will receive and recognize revenue as users post items for sale and also when items are purchased on the website. Users will be obligated to pay a listing fee for their items to be placed in the auction directory. This fee is determined by the price of the item, a larger priced item will reflect a larger listing fee. When an item is sold through the auction website, the buyer must pay a premium in the form of a percentage of the final sale price and once again a higher percentage of the final sale price and once again a higher percentage will be charged for higher priced items. The listing fee and commission revenue will be recognized in the period the fee or commission is earned. This policy is prospective in nature, as the Company has not yet generated any revenues.

2.	Summary of Significant Accounting Policies (continued)

(d) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

(e) Comprehensive Loss

The Company applies Financial Accounting Standards Board (FASB) SFAS No. 130 "Reporting Comprehensive Income". As at March 31, 2004 the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

(f) Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts payable, accrued liabilities and advances payable, approximate their fair value.

(g) Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, "Earning per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted net loss per share (EPS) on the face of the income statement. Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock and potential common stock outstanding during the period, if dilutive.

(h) Interim Financial Statements

The interim unaudited financial statements for the three months ended March 31, 2004 and 2003 have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

(i) Stock-Based Compensation

The Company does not have a stock option plan however issues stock to non-employees for services. The Company accounts for stock issued for services to non-employees in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation". Compensation expense is based on the fair market value of the stock award or fair market value of the goods and services received whichever is more reliably measurable.

2.	Summary of Significant Accounting Policies (continued)

	(j)	Recent Accounting Pronouncements

In December 2003, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB 104), which supersedes SAB 101, "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

3.	Related Party Transactions/Balances

	(a)	A company controlled by the former President advanced $10,000 to the Company during 2003 for working capital purposes. The amount is unsecured and evidenced by a promissory note which bears non- compounded interest of 5% per annum and is due on July 9, 2004. Interest expense of $125 was charged to operations during the quarter ended March 31, 2004.

	(b)	The advances payable includes $5,100 due to the former President of the Company and is unsecured, non- interest bearing and payable on demand.

	(c)	Consulting expense for the period ended March 31, 2004 includes $6,667 (2003: $13,333) of stock-based compensation related to the Company's issuance of common stock to the former President and also to a related party of the Company for consulting services (see Note 4).

	(d)	The business plan the Company currently intends to exploit was developed by the former President on behalf of the Company. There was no charge to the Company for these services valued at $200 per month.

The donated services were discontinued effective February 1, 2003 since common shares were issued as compensation (see Note 4). This related party also paid for rent and office costs valued at $100 per month for eleven months during the current year. These donated services and overhead were treated as donated capital and charged to operations.

4.	Common Shares

The Board of Directors approved the issuance of 8,000,000 common shares for consulting services to be provided by the Company's former President and a related party in the prior year. The consulting services, with a fair value of $80,000, were provided for a term of 12 months from February 1, 2003 through January 31, 2004. The Company recorded $73,333 of stock-based compensation expense related to this issuance for the year ended December 31, 2003 with the balance of $6,667 expensed during the current period.

5.	Accrued Liabilities

The amount accrued at March 31, 2004 relates to $7,075 in professional fees and $375 of accrued interest expense.